Exhibit 99.1

Contact: J. Todd Scruggs, Executive Vice President and CFO

(434) 846-2000 tscruggs@bankofthejames.com

For Immediate Release

Bank of the James Financial Group, Inc. Announces 39.7 % Increase in

3rd Quarter 2007 Net Income

Lynchburg, Va., October 19, 2007...Bank of the James Financial Group, Inc. (OTCBB:BOJF) (quarterly consolidated results unaudited) reported today total net income after tax of $581,000 or $0.23 per basic share ($0.22 diluted) for the quarter ended September 30, 2007 and $1,477,000 or $0.58 per basic share ($0.55 diluted) year-to-date compared to net income of $416,000 or $0.19 per basic share ($0.18 diluted) and $1,200,000 or $0.54 per basic share ($0.51 diluted) for the respective periods a year ago. The 3rd quarter and year-to-date net income amounts represent a 39.7% and 23.1% increase over the respective periods a year ago. All earnings per share amounts have been adjusted to reflect the 10% stock dividend declared by Bank of the James Financial Group, Inc. (the “Company”) at the annual shareholder’s meeting on May 15, 2007, as well as all previously declared and paid stock dividends.

The growth in net income as compared to the same periods a year ago is primarily attributable to an increase in interest earning assets as a result of balance sheet growth. Loans, net of unearned income and loan loss provision, increased from $187,469,000 as of December 31, 2006 to $215,287,000 as of September 30, 2007, an increase of $27,818,000 or 14.8%. Deposits increased from $201,789,000 as of December 31, 2006 to $223,330,000 as of September 30, 2007, an increase of $21,541,000 or 10.7%.

Net interest income increased to $2,532,000 and $7,239,000 for the three and nine months ended September 30, 2007 from $2,265,000 and $6,626,000 for the same periods in 2006. This increase was due primarily to the growth in the loan portfolio.

Robert R. Chapman III, the Company’s President, commented, “In the 3rd quarter of 2007 we achieved the highest quarterly net income in the 8 year history of our company. These earnings resulted in part from our investment in infrastructure, specifically employees and branches over the past several quarters. We believe that this investment in infrastructure will enable us to continue to grow our balance sheet in the immediate future with minimal additional overhead expense. We continue to believe the company is well positioned to increase our presence in Region 2000.”

Although 3rd quarter 2007 non-interest income did not increase significantly as compared to the same period a year ago, year-to-date non-interest income increased 21.3% from $1,637,000 in the first 9 months of 2007 compared to $1,985,000 in the first 9 months of 2007. J. Todd Scruggs, the Company’s Executive Vice President and Chief Financial Officer commented, “Given the recent decrease in short term interest rates and the continuing margin compression throughout the banking industry, non-interest income is perhaps more than ever becoming a core component of every bank’s revenue stream. We believe a 21% year over year growth in non-interest income, demonstrates our intentions to become less dependent on net interest income which should help to continue to create value for our shareholders.” Non-interest income is mainly comprised of fees generated through the origination of mortgage loans at Bank of the James Mortgage, a division of Bank of the James, and commissions on the sale of investment products through the Company’s wholly-owned subsidiary, BOTJ Investment Group, Inc.

As set forth in the attached financial highlights, the Company had a return on average assets and return on average equity in the 3rd quarter 2007 of 0.91% and 10.01% respectively, as compared to 0.78% and 10.55% in the same period a year ago. The decrease in return on average equity as compared to the same periods a year ago was expected due to the increased equity capital resulting from the recent stock offering.

Bank of the James, a wholly owned subsidiary of Bank of the James Financial Group, Inc., currently operates seven full service locations as well as mortgage origination offices in Forest and Moneta, Virginia. Bank of the James Financial Group, Inc. common stock is quoted on the Over The Counter Bulletin Board under the symbol “BOJF” (some web sites require “BOJF.OB” to quote).

Selected financial highlights are shown below.

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Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. Bank of the James Financial Group (the “Company”) undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to competition, general economic conditions, potential changes in interest rates, and changes in the value of real estate securing loans made by Bank of the James (the “Bank”), a subsidiary of Bank of the James Financial Group, Inc. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission and previously filed by the Bank (as predecessor of the Company) with the Federal Reserve Board.

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Bank of the James Financial Group, Inc. and Subsidiaries

(000’s) except shares outstanding, ratios and percent data

unaudited

Selected Data:	Three months ending Sep 30, 2007	Three months ending Sep 30, 2006	Change	Year to date Sep 30, 2007	Year to date Sep 30, 2006	Change
Interest income	$4,581	$3,786	21.00%	$12,972	$10,675	21.52%
Interest expense	2,049	1,521	34.71%	5,733	4,049	41.59%
Net Interest income	2,532	2,265	11.79%	7,239	6,626	9.25%
Provision for loan losses	59	184	-67.93%	304	489	-37.83%
Noninterest income	654	649	0.77%	1,985	1,637	21.26%
Noninterest expense	2,188	2,087	4.84%	6,621	5,918	11.88%
Income taxes	300	227	32.16%	764	656	16.46%
Net income	581	416	39.66%	1,477	1,200	23.08%
Weighted Average Shares Outstanding	2,557,396	2,218,685	15.27%	2,550,965	2,210,971	15.38%
Basic net income per share	$0.23	$0.19	$0.04	$0.58	$0.54	$0.04
Fully diluted net income per share	$0.22	$0.18	$0.04	$0.55	$0.51	$0.04

Balance Sheet at period end:	Sep 30, 2007	Dec 31, 2006	Change	Sep 30, 2006	Dec 31, 2005	Change
Loans, net	$215,287	$187,469	14.84%	$174,020	$155,480	11.92%
Total securities	29,772	26,192	13.67%	26,490	23,919	10.75%
Total deposits	223,330	201,789	10.68%	188,667	173,956	8.46%
Stockholders’ equity	23,837	21,931	8.69%	16,161	14,675	10.13%
Total assets	261,745	232,709	12.48%	214,349	195,852	9.44%
Shares Outstanding	2,558,578	2,526,090	32,488	2,221,976	2,201,440	20,536
Book value per share	$9.32	$8.68	$0.63	$7.27	$6.67	$0.61

Daily averages:	Three months ending Sep 30, 2007	Three months ending Sep 30, 2006	Change	Year to date Sep 30, 2007	Year to date Sep 30, 2006	Change
Loans, net	$209,548	$166,144	26.12%	$200,737	$161,545	24.26%
Total securities	26,848	27,570	-2.62%	26,168	25,678	1.91%
Total deposits	218,932	186,231	17.56%	209,081	179,192	16.68%
Stockholders’ equity	23,030	15,643	47.22%	22,571	15,261	47.90%
Interest earning assets	241,119	199,172	21.06%	230,383	191,613	20.23%
Interest bearing liabilities	197,008	168,344	17.03%	187,872	161,278	16.49%
Total Assets	254,024	211,013	20.38%	243,023	202,754	19.86%

Financial Ratios:	Three months ending Sep 30, 2007	Three months ending Sep 30, 2006	Change	Year to date Sep 30, 2007	Year to date Sep 30, 2006	Change
Return on average assets	0.91%	0.78%	0.13	0.81%	0.79%	0.02
Return on average equity	10.01%	10.55%	(0.54)	8.75%	10.51%	(1.76)
Net Interest Margin	4.17%	4.51%	(0.35)	4.20%	4.62%	(0.42)
Efficiency ratio	68.68%	71.62%	(2.94)	71.78%	71.62%	0.16
Average Equity to average assets	9.07%	7.41%	1.65	9.29%	7.53%	1.76

Allowance for loan losses:	Three months ending Sep 30, 2007	Three months ending Sep 30, 2006	Change	Year to date Sep 30, 2007	Year to date Sep 30, 2006	Change
Beginning balance	$2,176	$2,006	8.47%	$2,091	$1,777	17.67%
Provision for losses	59	184	-67.93%	304	489	-37.83%
Charge-offs	(88)	(181)	-51.38%	(262)	(295)	-11.19%
Recoveries	23	4	475.00%	37	42	-11.90%
Ending balance	2,170	2,013	7.80%	2,170	2,013	7.80%

Nonperforming assets:	Sep 30, 2007	Dec 31, 2006	Change	Sep 30, 2006	Dec 31, 2005	Change
Total nonperforming loans	$1,016	$646	57.28%	$668	$261	155.94%
Other real estate owned	500	535	-6.54%	579	—	—

Total nonperforming assets	1,516	1,181	28.37%	1,247	261	377.78%

Asset quality ratios:	Sep 30, 2007	Dec 31, 2006	Change	Sep 30, 2006	Dec 31, 2005	Change
Nonperforming loans to total loans	0.47%	0.34%	0.13	0.38%	0.17%	0.21
Allowance for loan losses to total loans	1.00%	1.10%	(0.11)	1.14%	1.13%	0.01
Allowance for loan losses to nonperforming loans	213.58%	323.68%	(110.10)	301.35%	680.84%	(379.50)